UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2026

CLEAN ENERGY FUELS CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33480	33-0968580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4675 MacArthur Court, Suite 800 Newport Beach, CA	92660
(Address of Principal Executive Offices)	Zip Code

(949) 437-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CLNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Executive Officer Transition

On April 23, 2026, Clean Energy Fuels Corp. (the “Company”) announced that Barclay F. Corbus, the Company’s former Senior Vice President, Strategic Development and Head of Renewable Fuels, has been appointed as the Company’s new President and Chief Executive Officer, succeeding Andrew J. Littlefair effective as of April 22, 2026 (the “Transition Date”).

There are no arrangements or understandings between Mr. Corbus and any other persons pursuant to which he was selected as an executive officer and director, there are no family relationships between Mr. Corbus and any of the Company’s other directors or executive officers and he is not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K. In connection with his appointment as President and Chief Executive Officer, Mr. Corbus was appointed to the Company’s Board of Directors (the “Board”), effective as of the Transition Date, to serve until the Company’s 2026 annual meeting of shareholders, at which time he will be presented for re-election along with all other members of the Board. Mr. Corbus will not serve as a member of any committee of the Board.

Mr. Corbus, age 59, has served as the Company’s Senior Vice President, Strategic Development and Head of Renewable Fuels since December 2021. Prior to that, Mr. Corbus served as the Company’s Senior Vice President, Strategic Development from September 2007 to December 2021. From July 2003 to September 2007, Mr. Corbus served as Co-Chief Executive Officer and a director of WR Hambrecht + Co, an investment bank that managed the Company’s initial public offering. Mr. Corbus joined WR Hambrecht + Co in 1999 and, from October 2000 to July 2003, served as Head of Investment Banking of WR Hambrecht + Co. From 1989 to 1999, Mr. Corbus worked with Donaldson, Lufkin & Jenrette. Mr. Corbus currently serves as a director of Bed Bath and Beyond, Inc., a publicly traded company, a position he has held since March 2007, and is a Trustee of the College of the Atlantic. Mr. Corbus earned a B.A. in government from Dartmouth College and an M.B.A. from Columbia Business School.

In connection with Mr. Corbus’s appointment as President and Chief Executive Officer, Mr. Corbus entered into an amended and restated employment agreement with the Company that is effective as of the Transition Date (the “Employment Agreement”), the material terms of which are summarized below.

Mr. Littlefair will remain engaged with the Company following the Transition Date, as he will continue to serve as a non-employee member of the Board and has agreed to provide consulting services to the Company pursuant to a Transition, Consulting and Release Agreement that is effective as of the Transition Date (the “Consulting Agreement”), the material terms of which are summarized below.

Corbus Employment Agreement

The Employment Agreement supersedes and replaces in all respects the existing employment agreement between the Company and Mr. Corbus, dated as of December 31, 2015. The Employment Agreement has an initial term ending April 30, 2029, which will automatically renew for additional one-year terms unless the Company or Mr. Corbus gives notice of non-renewal at least sixty days prior to the expiration of the then-current term.

Base Salary and Bonus. Mr. Corbus will receive an annual base salary of $750,000, subject to increase at the discretion of the Compensation Committee of the Board. Mr. Corbus will be eligible to earn a target annual bonus equal to 100% of his annual base salary, with any actual bonus becoming payable based on the achievement of performance objectives determined by the Compensation Committee of the Board each year.

Equity Awards. Mr. Corbus will continue to be eligible to participate in the Company’s Amended and Restated 2024 Performance Incentive Plan (the “Plan”). Although the Employment Agreement does not entitle Mr. Corbus to receive any specific equity awards under the Plan, in connection with his appointment, the Compensation Committee of the Board approved an incremental equity grant of time-vesting restricted stock units with an intended grant date value equal to $413,000, vesting in three substantially equal annual installments on each of the first three anniversaries of the Transition Date, subject to Mr. Corbus’s continued provision of services.

Other Benefits. Mr. Corbus will continue to be eligible to participate in the benefit plans and programs generally available to other similarly situated executives of the Company, provided that benefits must be on terms and in amounts not less beneficial to Mr. Corbus than those provided by the plans in effect on the date of the Employment Agreement.

Severance Terms. If the Company terminates Mr. Corbus’s employment without cause or Mr. Corbus resigns for good reason (each as defined in the Employment Agreement), or if the Company does not renew the Employment Agreement prior to expiration of the initial term or any renewal term, Mr. Corbus will be entitled to receive: (i) a lump sum severance payment equal to 150% of his then-current annual base salary plus 150% of his previous year’s annual cash bonus actually earned, in addition to any accrued obligations and compensation previously deferred, (ii) after the end of the calendar year in which the termination occurs, payment of Mr. Corbus’s bonus for the year of termination (if any), based on actual performance and without pro-ration, (iii) continuing participation in the benefit programs in which Mr. Corbus was enrolled at the time of termination, at the Company’s expense, for a period of one year from the date of termination, and (iv) full acceleration of all outstanding equity awards, with performance-based awards vesting at target. If Mr. Corbus’s employment is terminated without cause or for good reason within six months prior to or one year following a change in control (as defined in the Employment Agreement) of the Company, he will be entitled to the severance benefits described above, except that the cash severance multiple will be 300% of his then-current base salary and 300% of his prior year actual bonus. In consideration of his receipt of any severance benefits under the Employment Agreement, and as a precondition to their receipt, Mr. Corbus must execute and deliver, and not revoke, a release in favor of the Company in substantially the form attached to the Employment Agreement.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Littlefair Consulting Agreement

Under the terms of the Consulting Agreement, Mr. Littlefair resigned from employment with the Company as its President and Chief Executive Officer effective as of the Transition Date and entered into a consulting arrangement with the Company for a period of three years (the “Consulting Term”). During the Consulting Term, Mr. Littlefair will provide strategic advisory and government-relations services to the Company under the direction of the Board.

Pursuant to the Consulting Agreement and in connection with Mr. Littlefair no longer being a full-time employee of the Company, Mr. Littlefair will be entitled to: (i) all accrued but unpaid salary and vacation through the Transition Date and (ii) provided Mr. Littlefair executes and does not revoke a general release of claims against the Company and its affiliates, (a) any 2026 annual bonus Mr. Littlefair would have received had his employment as President and Chief Executive Officer continued through the end of the year, provided that such bonus does not exceed 150% of his 2025 base salary, (b) a monthly stipend intended to cover benefits of $5,000 per month during the first eighteen months of the Consulting Term (for an aggregate of $90,000), which the parties may choose to implement through COBRA premium reimbursement and (c) annual life insurance premiums for five years in the amount of $43,485 per year for a maximum of $217,425.

In addition, pursuant to the Consulting Agreement, Mr. Littlefair will be entitled to a base consulting retainer at a rate of $750,000 per year during the Consulting Term. Mr. Littlefair was also granted an award of time-vesting restricted stock units with an intended grant date value equal to $1,000,000, vesting in three substantially equal annual installments on each of the first three anniversaries of the Transition Date, subject to his continued provision of services under the Consulting Agreement. Mr. Littlefair will only earn the consulting retainer and vest in his consulting equity award to the extent he continues to provide the consulting services contemplated by the Consulting Agreement.

The Consulting Agreement provides that the Company may terminate the Consulting Agreement for cause (as defined in the Consulting Agreement). Mr. Littlefair may also terminate the Consulting Term for any reason upon thirty days’ written notice. Mr. Littlefair will be subject to confidentiality obligations regarding the Company’s trade secrets, confidential information, and proprietary information.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On April 23, 2026, the Company issued a press release announcing Mr. Corbus’s appointment as the Company’s President and Chief Executive Officer to succeed Mr. Littlefair in that role. A copy of such press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between the Company and Barclay F. Corbus, dated as of April 22, 2026.
10.2	Transition, Consulting and Release Agreement by and between the Company and Andrew J. Littlefair, dated as of April 22, 2026.
99.1	Press Release, dated April 23, 2026, issued by Clean Energy Fuels Corp.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 23, 2026	Clean Energy Fuels Corp.

	By:	/s/ Robert M. Vreeland
Name: Robert M. Vreeland
Title: Chief Financial Officer